EMPLOYMENT AGREEMENT

This Employment Agreement ("Agreement") is entered into as of the 1st day of March 2000, by and between Saks Incorporated (the "Company"), and Douglas E. Coltharp ("Executive").

Company and Executive agree as follows:

1. Employment. Company hereby employs Executive as Executive Vice President and Chief Financial Officer of Company or in such other capacity with Company and its subsidiaries as Company's Board of Directors shall designate.

2. Duties. During his employment, Executive shall devote substantially all of his working time, energies, and skills to the benefit of Company's business. Executive agrees to serve Company diligently and to the best of his ability and to use his best efforts to follow the policies and directions of Company's Board of Directors.

3. Compensation. Executive's compensation and benefits under this Agreement shall be as follows:

(a) Base Salary. Company shall pay Executive a base salary ("Base Salary") at a rate of no less than $410,000 per year. Executive's Base Salary shall be paid in installments in accordance with Company's normal payment schedule for its senior management. All payments shall be subject to the deduction of payroll taxes and similar assessments as required by law.

(b) Bonus. In addition to the Base Salary, Executive shall be eligible, as long as he holds the position stated in paragraph 1, for a yearly cash bonus of with a maximum target of 60% of Base Salary based upon his performance in accordance with specific annual objectives, set in advance, all as approved by the Board of Directors.

(c) Effect of Change of Control on Options. In the event of a Change of Control (as defined in the Company's 1994 Plan), any Options granted to Executive prior to such Change of Control shall immediately vest.

4. Insurance and Benefits. Company shall allow Executive to participate in each employee benefit plan and to receive each executive benefit that Company provides for senior executives at the level of Executive's position.

5. Term. The term of this Agreement shall be for three years, provided, however, that Company may terminate this Agreement at any time upon thirty (30) days' prior written notice (at which time this Agreement shall terminate except for Section 9, which shall continue in effect as set forth in Section 9). In the event of such termination by Company without Cause, as defined below, Executive shall be entitled to receive his Base Salary (at the rate in effect at the time of termination) thr

In addition, this Agreement shall terminate upon the death of Executive, except as to: (a) Executive's estate's right to exercise any unexercised stock options pursuant to Company's stock option plan then in effect, (b) other entitlements under this contract that expressly survive death, and (c) any rights which Executive's estate or dependents may have under COBRA or any other federal or state law or which are derived independent of this Agreement by reason of his participation in any employee b

6. Termination by Company for Cause. (a) Company shall have the right to terminate Executive's employment under this Agreement for Cause, in which event no salary or bonus shall be paid after termination for Cause. Termination for Cause shall be effective immediately upon notice sent or given to Executive. For purposes of this Agreement, the term "Cause" shall mean and be strictly limited to: (i) conviction of Executive, after all applicable rights of appeal have been exhausted or wa

(b) In the event that Executive's employment is terminated, Executive agrees to resign as an officer and/or director of Company (or any of its subsidiaries or affiliates), effective as of the date of such termination, and Executive agrees to return to Company upon such termination any of the following which contain confidential information: all documents, instruments, papers, facsimiles, and computerized information which are the property of Company or such subsidiary or affiliate.

7. Change in Control. If Executive's employment is terminated by Executive for "Good Reason" after a Change in Control, or by Company in any way connected with a Change in Control of Company or a Potential Change in Control of Company, as defined below, Executive shall receive a sum equal to three times his Base Salary then in effect, continuation in the Company's health plans for three years at no cost, and vesting in Company's Supplemental Savings Plan at the retirement rate.

As used herein, the term "Change in Control" means the happening of any of the following:

(a) Any person or entity, including a "group" as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, other than Company, a subsidiary of Company, or any employee benefit plan of Company or its subsidiaries, becomes the beneficial owner of Company's securities having 25 percent or more of the combined voting power of the then outstanding securities of Company that may be cast for the election for directors of Company (other than as a result of an issuance of se

(b) As the result of, or in connection with, any cash tender or exchange offer, merger or other business combination, sale of assets or contested election, or any combination of the foregoing transactions, less than a majority of the combined voting power of the then outstanding securities of Company or any successor corporation or entity entitled to vote generally in the election of directors of Company or such other corporation or entity after such transaction, are held in the aggregate

(c) During any period of two consecutive years, individuals who at the beginning of any such period constitute the Board of Directors of Company cease for any reason to constitute at least a majority thereof, unless the election, or the nomination for election by Company's stockholders, of each director of Company first elected during such period was approved by a vote of at least two-thirds of the directors of Company then still in office who were directors of Company at the beginning o

As used herein, the term "Potential Change in Control" means the happening of any of the following:

(a) The approval by stockholders of an agreement by Company, the consummation of which would result in a Change of Control of Company; or

(b) The acquisition of beneficial ownership, directly or indirectly, by any entity, person or group (other than Company, a wholly-owned subsidiary thereof or any employee benefit plan of Company or its subsidiaries (including any trustee of such plan acting as trustee)) of securities of Company representing 5 percent or more of the combined voting power of Company's outstanding securities and the adoption by the Board of Directors of Company of a resolution to the effect that a Potential

8. Disability. If Executive becomes disabled at any time during the term of this Agreement, he shall after he becomes disabled continue to receive all payments and benefits provided under the terms of this Agreement for a period of twelve consecutive months. For purposes of this Agreement, the term "disabled" shall mean the inability of Executive (as the result of a physical or mental condition) to perform the duties of his position under this Agreement with reasonable accommodation and

9. Non-competition; Unauthorized Disclosure.

(a) Non-competition. During the period Executive is employed under this Agreement, and for a period of one year thereafter, Executive:

(i) shall not engage in any activities, whether as employer, proprietor, partner, stockholder (other than the holder of less than 5% of the stock of a corporation the securities of which are traded on a national securities exchange or in the over-the-counter market), director, officer, employee or otherwise, in competition with (i) the businesses conducted at the date hereof by Company or any subsidiary or affiliate, or (ii) any business in which Company or any subsidiary or affi ed at any time during the employment period;

(ii) shall not do business with any vendor that is one of the top 100 vendors of the businesses conducted by Company or its affiliates at the date hereof or at any time during the term of this Agreement; and

(iii) shall not induce or attempt to persuade any employee of Company or any of its divisions, subsidiaries or then present affiliates to terminate their employment relationship.

(b) Unauthorized Disclosure. During the period Executive is employed under this Agreement, and for a further period of one year thereafter, Executive shall not, except as required by any court or administrative agency, without the written consent of the Board of Directors, or a person authorized thereby, disclose to any person, other than an employee of Company or a person to whom disclosure is reasonably necessary or appropriate in connection with the performance by Executive of his duti

(c) Scope of Covenants; Remedies. The following provisions shall apply to the covenants of Executive contained in this Section 9:

(i) the covenants contained in paragraph (i) and (ii) of Section 9(a) shall apply within all the territories in which Company or its affiliates or subsidiaries are actively engaged in the conduct of business while Executive is employed under this Agreement;

(ii) without limiting the right of Company to pursue all other legal and equitable remedies available for violation by Executive of the covenants contained in this Section 9, it is expressly agreed by Executive and Company that such other remedies cannot fully compensate Company for any such violation and that Company shall be entitled to injunctive relief to prevent any such violation or any continuing violation thereof; provided, however, Company shall be entitled to injunctive

(iii) each party intends and agrees that if, in any action before any court or agency legally empowered to enforce the covenants contained in this Section 9, any term, restriction, covenant or promise contained therein is found to be unreasonable and accordingly unenforceable, then such term, restriction, covenant or promise shall be deemed modified to the extent necessary to make it enforceable by such court or agency; and

(iv) the covenants contained in this Section 9 shall survive the conclusion of Executive's employment by Company.

10. General Provisions.

(a) Notices. Any notice to be given hereunder by either party to the other may be effected in writing by personal delivery, mail, electronic mail, overnight courier, or facsimile. Notices shall be addressed to the parties at the addresses set forth below, but each party may change his or its address by written notice in accordance with this Section 10 (a). Notices shall be deemed communicated as of the actual receipt or refusal of receipt.

If to Executive:
Douglas E. Coltharp
750 Lakeshore Parkway
Birmingham, AL 35211

If to Company:
General Counsel
Saks Incorporated
750 Lakeshore Parkway
Birmingham, AL 35211

(b) Partial Invalidity. If any provision in this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions shall, nevertheless, continue in full force and without being impaired or invalidated in any way.

(c) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Tennessee.

(d) Entire Agreement. Except for any prior grants of options, restricted stock, or other forms of incentive compensation evidenced by a written instrument or by an action of the Board or Directors, this Agreement supersedes any and all other agreements, either oral or in writing, between the parties hereto with respect to employment of Executive by Company and contains all of the covenants and agreements between the parties with respect to such employment. Each party to this Agr representations, inducements or agreements, oral or otherwise, that have not been embodied herein, and no other agreement, statement or promise not contained in this Agreement, shall be valid or binding. Any modification of this Agreement will be effective only if it is in writing signed by the party to be charged.

(e) No Conflicting Agreement. By signing this Agreement, Executive warrants that he is not a party to any restrictive covenant, agreement or contract which limits the performance of his duties and responsibilities under this Agreement or under which such performance would constitute a breach.

(f) Headings. The Section, paragraph, and subparagraph headings are for convenience or reference only and shall not define or limit the provisions hereof.

(g) Attorneys Fees. If Executive brings any action to enforce his purported rights under this Agreement after a Change in Control, Company shall reimburse Executive for his reasonable costs, including attorneys fees, incurred. Company shall reimburse Executive as the costs are incurred and without regard to the outcome of the action.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

SAKS INCORPORATED

BY: _____________________
Brian J. Martin
Executive Vice President

_____________________
Douglas E. Coltharp
Executive